                     The Penn Mutual Life Insurance Company
A001842C
                                  Founded 1847


Insureds  William Penn                       $200,000           Specified Amount
          Hannah Penn


Policy Number  0 000 0000                    May 1, 1995        Policy Date




The Penn Mutual Life Insurance Company agrees, subject to the provisions of this policy, to pay the Death Benefit to the Beneficiary of the Insured last to die upon receipt of due proof of the death of both Insureds while this policy is in force. Penn Mutual also agrees to provide all of the other benefits stated in this policy.

This contract is made in consideration of the payment of premiums as provided in this policy.

The provisions on this and the following pages are part of this policy.

Executed on the Date of Issue by The Penn Mutual Life Insurance Company.

/s/ Joseph J. Horvath
-------------------------------
General Counsel and Secretary
                                         (sec)


/s/ Robert E. Chappell
-------------------------------
Chairman and
Chief Executive Officer


THE DEATH BENEFIT OR DURATION OF COVERAGE MAY INCREASE OR DECREASE DEPENDING ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT. THE DEATH BENEFIT WILL NEVER BE LESS THAN THE SPECIFIED AMOUNT SHOWN ON PAGE 3. THE POLICY'S ACCUMULATION VALUE IN THE SEPARATE ACCOUNT MAY INCREASE OR DECREASE DEPENDING ON THE INVESTMENT EXPERIENCE OF THAT ACCOUNT. THE POLICY VALUE IS NOT GUARANTEED.

FREE LOOK PERIOD - This policy may be cancelled by returning it within 45 days of the date of execution of the application or within 10 days after it is received by the Owner. It must be returned to Penn Mutual or to the agent through whom it was purchased. This policy will then be considered void as of its inception. Any premium paid on it will be refunded.

READ YOUR POLICY CAREFULLY. This policy is a legal contract between the Owner and Penn Mutual.

                  Last Survivor
                  Flexible Premium Adjustable
                  Variable Life Insurance Policy
                  o Death Benefit payable at second death prior to Maturity Date
                  o Adjustable Death Benefit
                  o Maturity Benefit payable on Maturity Date
                  o Variable Policy Value
                  o Flexible premiums payable until maturity date
                  o Participating
                  o Supplemental benefits, if any, listed on Page 3

The Penn Mutual Life Insurance Company, Independence Square, Philadelphia, Pennsylvania 19172
VALJ-94(S)(NY)

A001053I
Guide to Policy Sections


1.  Policy Specifications                10.  Death and Maturity Benefits
2.  Endorsements                         11.  Surrender of Policy
3.  Premiums                             12.  Transfer to Fixed Account
4.  Lapse and Reinstatement              13.  Policy Changes
5.  The Separate Account                 14.  General Provisions
6.  The Fixed Account                    15.  Income Payment Options
7.  Policy Value                         16.  Income Payment Option Table
8.  Policy Loans
9.  Owner and Beneficiary                Additional Policy Specifications, any
                                         Supplemental Agreements and a copy of
                                         any applications follow Section 16.

Alphabetical Index

                                       Section                                              Section
Age.................................... 1,14         Monthly Anniversary....................   14
Allocation of Net Premiums.............    3         Monthly Deduction......................    7
Annual Report..........................   14         Mortality and Expense Risk Charge......    7
Assignment.............................    9         Net Cash Surrender Value...............   11
Beneficiary............................  1,9         No-Lapse Date..........................  1,3
Cash Surrender Value...................   11         No-Lapse Premium.......................  1,3
Continuation of Insurance..............    3         Owner..................................    9
Contract...............................   14         Partial Surrender......................   11
Cost of Insurance......................    7         Policy Date............................ 1,14
Cost of Insurance Rates................    7         Policy Loan Account....................    8
Date of Issue..........................    1         Policy Loans...........................    8
Death Benefit..........................   10         Policy Value...........................    7
Deferment of Transactions..............   14         Premium Charge.........................    3
Dividends..............................   14         Premiums...............................  1,3
Free Look Period.......................Cover         Rate Class.............................    1
Grace Period...........................    3         Reinstatement..........................    4
Income Payment Options.................   15         Schedule of Benefits...................    1
Income Payment Option Tables...........   16         Schedule of Premiums...................    1
Incontestability......................    14         Separate Account.......................  1,5
Indebtedness...........................    8         Service Office.........................    1
Lapse..................................    4         Specified Amount.......................    1
Loan Interest..........................    8         Subaccounts............................    5
Loan Value.............................    8         Suicide Exclusion......................   10
Maturity Date..........................    1         Surrender..............................   11
Maturity Benefit.......................   10         Surrender Charge.......................   11

                                                       1.  Policy Specifications

INSUREDS         A. WILLIAM PENN     $200,000                   SPECIFIED AMOUNT
                 B. HANNAH PENN      (INCLUDES POLICY VALUE)

POLICY NUMBER       0 000 0000       MAY 1, 1995                POLICY DATE

      AGES A.       35 MALE          SMOKER                     RATE CLASS
      AGES B.       35 FEMALE        SMOKER

MATURITY DATE MAY 1, 2060
THE DATE OF ISSUE IS THE POLICY DATE
OWNER AND BENEFICIARY AS PROVIDED IN APPLICATION

SEPARATE ACCOUNT: THE PENN MUTUAL VARIABLE LIFE ACCOUNT I
ELIGIBLE INVESTMENT FUNDS: FUNDS AS SPECIFIED IN THE
ADDITIONAL POLICY SPECIFICATIONS
INITIAL ALLOCATION: PENN SERIES MONEY MARKET FUND - 100%
Schedule of Benefits
Description                                                               Amount
LAST SURVIVOR FLEXIBLE PREMIUM ADJUSTABLE VARIBLE LIFE $200,000 SPECIFIED AMOUNT INSURANCE POLICY
SUPPLEMENTAL EXCHANGE AGREEMENT                                               --
POLICY SPLIT OPTION AGREEMENT                                                 --

MAXIMUM SURRENDER CHARGE PREMIUM $1267.47
PER $1,000 SURRENDER CHARGE FACTOR $8.00
*SEE PAGE 3 CONT'D FOR PREMIUM INFORMATION.


FOR THE FIXED ACCOUNT, GUARANTEED EFFECTIVE ANNUAL RATES OF INTEREST: 4% THROUGH APRIL 30, 1996 ON NET POLICY VALUE RESULTING FROM AMOUNTS ALLOCATED OR TRANSFERRED TO THE FIXED ACCOUNT THROUGH MAY 31, 1995; OTHERWISE 4%.

                                                                  Page 3 (Con't)
1. Policy Specifications  (continued)

Schedule of Premiums
THE INITIAL PREMIUM OF $280.00 WAS PAID ON THE POLICY DATE FOR 2 MONTHS. SUBSEQUENT PREMIUMS ARE PAYABLE MONTHLY AS FOLLOWS.

BEGINNING AS OF                                      PREMIUM
  JUL 1,1995                                         $140.00

THE NO LAPSE PREMIUM IS $71.24
THE NO LAPSE PREMIUM DATE IS MAY 1, 2000


THE SCHEDULED PREMIUMS FOR THE FIRST SEVEN YEARS WILL COMPLY WITH OUR UNDERSTANDING OF THE "7-PAY" PREMIUM AS DEFINED IN TAMRA '88 ASSUMING THAT NO WITHDRAWALS OR CHANGES IN BENEFITS OCCUR WITHIN THE SEVEN YEAR PERIOD. CONSULT YOUR TAX ADVISOR BEFORE MAKING A WITHDRAWAL OR CHANGE IN BENEFITS ON THIS CONTRACT.


NOTE: COVERAGE MAY TERMINATE PRIOR TO THE MATURITY DATE IF THE PREMIUMS PAID AND THE INVESTMENT RETURN ARE INSUFFICIENT TO COVER THE MONTHLY DEDUCTIONS, EXCEPT AS PROVIDED IN SECTION 3. THE DURATION OF COVERAGE PROVISION ON PAGE 14 INCLUDES AN EXPLANATION OF FACTORS WHICH MAY AFFECT THE DURATION OF COVERAGE.

THERE ARE NO DIVIDENDS CURRENTLY PAYABLE ON THIS POLICY NOR ARE ANY EXPECTED TO BE PAID IN THE FORESEEABLE FUTURE.

THE COMPANY HAS THE RIGHT TO CHANGE THE AMOUNT OF INTEREST CREDITED ON THIS POLICY, THE AMOUNT OF COST OF INSURANCE, OR THE OTHER EXPENSES ON THIS POLICY, UP TO THE LIMITATIONS SPECIFIED IN THE POLICY. SUCH CHANGE(S) MAY REQUIRE MORE PREMIUM TO BE PAID THAN WAS ILLUSTRATED OR THE CASH VALUES MAY BE LESS THAN THOSE ILLUSTRATED.

                                                                  Page 3 (Con't)

1. Policy Specifications  (continued) EXPENSE AND SURRENDER CHARGES


Expense Charges--The actual expense charges will be determined by the Company as described in the Determination of Nonguaranteed Factors provision. However, these actual expense charges will not exceed the maximum expense charges stated below.

The maximum expense charges applicable under this policy are:

(a)  a monthly expense charge of $15.00,
(b) a monthly expense charge of $0.20 for each $1,000 of Specified Amount for the first twelve months following the Policy Date,
(c)  a percent of premium charge of 7.5% of each premium paid,
(d) a mortality and expense risk charge of 0.90% of the assets in the Separate Account. On a daily basis this charge is equal to .002465% of the assets in the Separate Account.

Determination of Nonguaranteed Factors--Cost of Insurance Rates, Percent of Premium Charges, Expense Charges, Mortality and Risk Expense Charges, and Interest Rates will be determined by the Company based on expectations as to future mortality, investment, expense and persistency experience. The company will not adjust such rates or charges as a means of recovering prior losses nor as a means of distributing prior profits.

Surrender Charge--The surrender charge is determined by multiplying (a) times the sum of (b) plus (c), where:

(a) is the appropriate surrender factor from the table below in which policy year is determined from the Policy Date;
(b) is 25% of the lesser of:
    (i)  the sum of all premiums paid on this policy; and
    (ii) the maximum surrender charge premium as shown on Page 3; and
(c) is the Per $1,000 Surrender Charge Factor shown on Page 3 multiplied by the initial Specified Amount divided by 1,000.

                     Policy             Surrender
                      Year               Factor

                       1-5                1.00
                        6                  .90
                        7                  .80
                        8                  .70
                        9                  .60
                       10                  .50
                       11                  .40
                       12                  .30
                       13                  .20
                       14                  .10
                  15 and later              0

Partial Surrender--The Owner may make a partial surrender of this policy for any portion of the Net Cash Surrender Value which exceeds $1,000 by filing a written request with the Company. However, no partial surrender may be made for less than $250 and no more than four partial surrenders may be made under this policy in any policy year. No partial surrender may be made in the first five policy years which would reduce the Specified Amount to less than $200,000. A charge of 2% of the amount surrendered, but not more than $25 will be made for each partial surrender. The charge will be deducted from the available Net Cash Surrender Value and will be considered part of the partial surrender.

2.  Endorsements
A001490E

                                      To be made only by the Company

3. Premiums

A003185P
Payment of Premiums--Premiums are payable while this policy is in force until the Maturity Date. The first premium is due on the Policy Date. Premiums after the first may be paid in any amount and at any interval subject to the following conditions:

(a) No premium payment may be less than $25.
(b) The Company reserves the right to limit total premiums paid in any policy year to the planned payments for that policy year as shown on Page 3. The schedule of premiums shown on Page 3 is based on the premium amount and the interval of payment specified in the application.

Each premium after the first is payable at the Company's Home Office. A receipt signed by the President or the Secretary will be given on request.

Premium Charge--Each premium payment will be reduced by a percent of premium charge. The percent of premium charge will be determined by the Company as described in the Determination of Nonguaranteed Factors provision in Section 7. In no event will the percent of premium charge be greater than 7.5% of each premium paid.

Net Premium--Net premium is the amount of any premium payment reduced by the percent of premium charge.

Allocation of Net Premiums--The initial net premium and any additional premium paid before the end of the Free Look Period will be allocated to the subaccount of the Separate Account specified on Page 3 until the end of the Free Look Period. At the end of such period the assets will be allocated to the subaccounts of the Separate Account or to the Fixed Account as directed by the Owner in the application for this policy. Subject to and in accordance with the provisions of this policy, subsequent net premiums will be allocated as directed by the Owner to the subaccounts of the Separate Account and the Fixed Account set forth in the Additional Policy Specifications. The Owner may change the allocation of future premium payments at any time. Allocations must be in whole number percentages.

Continuation of Insurance--The insurance provided under this policy, including benefits provided by any supplemental agreements attached to this policy, will continue, subject to the Grace Period provision, in accordance with the provisions of this policy and any such supplemental agreements for as long as the values in this policy are sufficient to keep it in force.

No-Lapse Premium--The No-Lapse Premium is the amount stated on Page 3. If, on a Monthly Anniversary prior to the No-Lapse Date shown on Page 3, the sum of all premiums paid on this policy, reduced by any partial surrenders, is greater than or equal to the No-Lapse Premium multiplied by the number of elapsed months since the Policy Date, this policy will not then lapse as a result of a Net Cash Surrender Value insufficient to pay the Monthly Deduction for the following month. This provision will not prevent the termination of this policy when indebtedness exceeds the Cash Surrender Value in accordance with the indebtedness provision of the Policy Loans section of this policy.

Grace Period--If, on a Monthly Anniversary prior to the No-Lapse Date shown on Page 3:

(a) the Net Cash Surrender Value is insufficient to cover the Monthly Deduction for the following policy month; and
(b) the sum of all premiums paid on this policy, reduced by any partial surrenders, is less than the No-Lapse Premium shown on Page 3 multiplied by the number of elapsed months since the Policy Date;

then a grace period of 61 days will be allowed for the payment of a premium sufficient to pay the Monthly Deduction.

A change in the Specified Amount, the addition or deletion of a supplemental agreement to this policy, or a change in the rate class of either Insured before the No-Lapse Date shown on Page 3 may result in a change in the No-Lapse Premium. The No-Lapse Date will not be changed.

If, on a Monthly Anniversary on or after the No-Lapse Date shown on Page 3, the Net Cash Surrender Value is insufficient to cover the Monthly Deduction for the following month, a grace period of 61 days will be allowed for the payment of a premium sufficient to pay the Monthly Deduction.

Notice of the amount of premium required to be paid during the grace period to keep this policy in force will be sent 45 days before the end of the grace period to the last known address of the Owner and of any assignee on record. This policy will remain in force during the grace period.

A003290P
4. Lapse and Reinstatement


Lapse--If a premium sufficient to keep this policy in force is not paid during the grace period, this policy will lapse at the end of the grace period. At lapse this policy will terminate without cash surrender value and cease to be in force. Any deduction for the Cost of Insurance after termination will not be considered a reinstatement of the policy nor a waiver by the Company of the termination.

Reinstatement--This policy may be reinstated within five years after lapse if
(i) both Insureds are still living, or (ii) one Insured is still living and the death of the other Insured occurred before the date of lapse. A reinstatement is subject to:

(a) the submission of evidence of insurability satisfactory to the Company for both Insureds if both are still living;
(b) the payment or reinstatement of any indebtedness which existed at the end of the grace period; and
(c) the payment of a premium (i) sufficient to cover the Monthly Deductions for the grace period, and (ii) sufficient to keep the policy in force for two policy months after reinstatement.

The effective date of a reinstatement will be the date of approval by the Company of the application for reinstatement. Such application will be attached to and made a part of the reinstated policy.

The policy value on the date of reinstatement is the sum of:

(a) the policy value at the beginning of the grace period of lapse;
(b) interest on (a) at a rate of 4% per year until the date of reinstatement;
(c) any dividend credited to the policy since the date of lapse;
(d) interest on (c) at a rate of 4% per year until the date of reinstatement;
    and
(e) the payment made upon reinstatement reduced by the percent of premium charge less the sum of:

(a) the Monthly Deductions for the grace period;
(b) interest on (a) at a rate of 4% per year until the date of reinstatement;
    and
(c) the Monthly Deduction for the policy month following the date of reinstatement.

The surrender charge set forth in Section 11 will be applicable to any surrender of this policy following reinstatement.

Any indebtedness which is reinstated will be subject to loan interest as set forth in Section 8.

Following reinstatement, the provisions of No-Lapse Premium set forth in Section 3 will again be applicable until the No-Lapse Date shown on Page 3 if sufficient premium is paid so that, as of the effective date of reinstatement, the sum of all premiums paid, reduced by any partial surrenders, is greater than the No-Lapse Premium multiplied by the number of elapsed months since the Policy Date.

5. The Separate Account

The Separate Account--The Separate Account named on Page 3 was established by the Company for this and other variable life insurance policies. The Separate Account is divided into subaccounts for the investment of assets in shares of the funds specified in the Additional Policy Specifications. The Company owns the assets of the Separate Account. The assets of each subaccount of the Separate Account equal to the reserves and other contract liabilities with respect to the subaccount are not chargeable with liabilities arising out of any other business the Company may conduct. Income and realized and unrealized gains and losses from the assets held in each subaccount are credited to or charged against the subaccount without regard to the income, gains or losses in other investment accounts of the Company. Shares of a mutual fund held in a subaccount will be redeemed at current net asset value to make transfers, pay benefits and cover applicable charges and deductions. Any dividend or capital gain distribution from a mutual fund will be reinvested in shares of that mutual fund.

A003291P
Substitution of Investment--If investment in a subaccount should no longer be possible or, in the judgement of the Company, investment in a subaccount becomes inappropriate to the purposes of the policy, or if in the judgement of the Company, investment in another subaccount or insurance company separate account is in the interest of owners of this class of policies, the Company may substitute another subaccount or insurance company separate account. Substitution may be made with respect to existing investments and the investment of future net premiums.

Operation of Separate Account--The operation of the Separate Account, including the substitution of investments, will be subject to the approval of the Insurance Department of the jurisdiction in which this policy is delivered and all other approvals required under applicable law.

Transfers--Subject to and in accordance with the provisions of this policy, at any time after the end of the Free Look Period, amounts may be transferred among the subaccounts of the Separate Account, provided that:

(a) the minimum amount which may be transferred is $250 or, if less, the full amount held in the subaccount;
(b) for partial transfers, the amount remaining in a subaccount must be at least $250; and
(c) the first 12 transfers per policy year will be allowed free of charge; thereafter, a $10 transfer charge may be deducted from the amount transferred.

Dollar Cost Averaging--The Owner may elect Dollar Cost Averaging on the application for this policy. Any subsequent election must be in a form acceptable to the Company. This election will indicate the subaccounts of the Separate Account to which amounts will be transferred and the amounts to be allocated to each subaccount.

The minimum planned premium required for the year Dollar Cost Averaging is elected is $600. The amount to be transferred must be at least $50.

Transfers will be made on the fifteenth calendar day of each month. Transfers will continue until the earliest of the following:

a) The Company receives a request to stop transfers.
b) The subaccount from which transfers are made has insufficient Policy Value to make the specified transfer.
c) The policy is in the Grace Period.
d) The Company receives notice of the death of the last Insured to die.

Transfers under this provision are not subject to the rules described in the Transfers provision above.

Asset Rebalancing--The Owner may elect Asset Rebalancing on the application for this policy. Any subsequent election must be in a form acceptable to the Company. This election will indicate the subaccounts of the Separate Account to be included in the rebalancing and the percentage of Policy Value to be allocated to each specified subaccount. A minimum Policy Value of $1,000 is required for Asset Rebalancing. If Dollar Cost Averaging is in effect, the Policy Value in the subaccount from which Dollar Cost Averaging transfers are made may not be included in Asset Rebalancing. On the last day of each calendar quarter, or if not a Valuation Date, the first Valuation Date of the following calendar quarter, the Company will transfer Policy Value among the subaccounts to the extent necessary to return the allocation to the specified percentages.

6. The Fixed Account

The Fixed Account--Amounts allocated or transferred to the Fixed Account under this policy become a part of the general account assets of the Company. Subject to applicable law and regulation, investment of general account assets is at the sole discretion of the Company.

Interest--Amounts held in the Fixed Account will be credited with interest at rates determined by the Company as described in the Determination of Nonguaranteed Factors provision in Section 7. Different rates will normally apply to that portion of the Fixed Account representing indebtedness. In no event will the rate of interest credited be less than an effective annual rate of four percent compounded annually.

A003292P

Amounts allocated or transferred to the Fixed Account will be credited with interest at an effective annual rate declared by the Company. The declared rate will apply from the date of allocation or transfer through the end of the twelve month period which begins on the first day of the calendar month in which the allocation or transfer is made.

Thereafter, interest will be credited on such amount for successive twelve month periods at the declared effective annual rate then applicable to new allocations to the account made as of the beginning of each such period.

Transfers--Subject to and in accordance with the provisions of this policy:

(a) amounts may be transferred from one or more subaccounts into the Fixed Account at any time after the end of the Free Look Period; and
(b) an amount held in the Fixed Account may be transferred to one or more subaccounts only during the period which is not more than thirty days immediately following the end of each policy year. Any such transfer must be at least $250, or if less, the amount held in the Fixed Account (exclusive of any amount held in the Policy Loan Account). In the event of a partial transfer, at least $250 must remain in the Fixed Account.
(c) the first 12 transfers per policy year will be allowed free of charge; thereafter, a $10 transfer charge may be deducted from the amount transferred


7. Policy Value

Policy Value-- On the Policy Date the Policy Value is the initial premium paid less the sum of (a) the percent of premium charge, and (b) the Monthly Deduction for the first policy month. On each Monthly Anniversary while this policy is in force, the Policy Value is the sum of (a) the current market value of each subaccount and (b) the value of the Fixed Account, after deduction of the Monthly Deduction for the next policy month.

On any date other than the Policy Date or a Monthly Anniversary, the Policy Value will be the sum of (a) the current market value of each subaccount and (b) the value of the Fixed Account.

Monthly Deduction--The Monthly Deduction is the sum of:

(a)  the Cost of Insurance for the policy month;
(b)  the monthly expense charge(s); and
(c) the Cost of Insurance and any other applicable monthly charge for the policy month for any benefits provided by a supplemental agreement made a part of this policy.

The Monthly Deductions will be deducted on the Policy Date and on each Monthly Anniversary from the subaccounts and the Fixed Account on a pro-rata basis. However, no monthly deductions will be deducted from the Policy Loan Account of the Fixed Account.

Cost of Insurance--The Cost of Insurance is determined on a monthly basis. The Cost of Insurance for a policy month is calculated as (a) multiplied by the result of (b) minus (c) where:

(a) is the Base Cost of Insurance Rate divided by 1,000;
(b) is the Basic Death Benefit at the beginning of the policy month divided by 1.0032737; and
(c) is the Policy Value at the beginning of the policy month before the Monthly Deduction.

Cost of Insurance Rate--The Base Cost of Insurance Rate is based on policy year and on the attained age, sex and rate class of each Insured. Cost of Insurance Rates will be determined by the Company as described in the Determination of Nonguaranteed Factors provision. However, the rates will not exceed those shown in the Additional Policy Specifications. Such maximum rates are based on the 1980 Commissioners Standard Ordinary Smoker and Nonsmoker Mortality Tables, Age Nearest Birthday.

A003293P
                                                                          Page 8

Expense Charges--The actual expense charges will be determined by the Company as described in the Determination of Nonguaranteed Factors provision. However, these actual expense charges will not exceed the maximum expense charges stated below.

The maximum expense charges applicable under this policy are:

(a) a monthly expense charge of $15.00,
(b) a monthly expense charge of $0.20 for each $1,000 of Specified Amount for the first twelve months following the Policy Date.

Determination of Nonguaranteed Factors--Cost of Insurance Rates, Percent of Premium Charges, Expense Charges, Mortality and Expense Risk Charges, and Interest Rates will be determined by the Company based on expectations as to future mortality, investment, expense and persistency experience. The company will not adjust such rates or charges as a means of recovering prior losses nor as a means of distributing prior profits. Any change in the rates or charges will be determined in accordance with procedures and standards on file with the insurance department of the jurisdiction in which this policy is delivered. The Cost of Insurance Rates, Percent of Premium Charge, Expense Charges and Mortality and Expense Risk Charges will be reviewed for possible adjustment at least once every five policy years.

Variable Accumulation Values--At any valuation time, the current market value of a subaccount is determined by multiplying that subaccount's accumulation unit value times the number of subaccount units held under this policy.

The number of accumulation units is determined by dividing the amount allocated to the subaccount by the subaccount's accumulation unit value for the Valuation Date when the allocation is made.

The number of subaccount accumulation units will increase when:

(a) net premiums are allocated to that subaccount;
(b) amounts are transferred to that subaccount; and
(c) policy loans are repaid and credited to that subaccount.

The number of subaccount accumulation units will decrease when:

(a) a pro-rata portion of the monthly deduction is deducted from that subaccount;
(b) a policy loan is taken from that subaccount;
(c) policy loan interest is not paid when due and is taken from that subaccount;
(d) an amount is transferred from that subaccount; and
(e) a partial surrender, including the partial surrender charge, is taken from that subaccount.

Valuation Period--As used in this policy, Valuation Period is the interval from one valuation time to the next valuation time. Valuation time is the time as of which each underlying investment company determines the net asset value of its shares.

Value of Each Accumulation Unit--For each subaccount of the Separate Account, the value was arbitrarily set at $10 when the subaccount was established. The value may increase or decrease from one valuation period to the next. For any valuation period the value is:

The value of an Accumulation Unit for the prior valuation period multiplied by the Net Investment Factor for that subaccount for the current valuation period.

Net Investment Factor--As used in this policy, Net Investment Factor is an index used to measure the investment performance of a subaccount from one valuation period to the next. For any subaccount, the Net Investment Factor for a valuation period is found by dividing (a) by (b) and subtracting (c):

Where (a) is

The net asset value per share of the mutual fund held in the subaccount, as of the end of the valuation period plus

The per-share amount of any dividend or capital gain distributions by the mutual fund if the "ex-dividend" date occurs in the valuation period.

Where (b) is

The net asset value per share of the mutual fund held in the subaccount as of the end of the last prior valuation period.

Where (c) is

The daily Mortality and Expense Risk Charge set by Penn Mutual. On a annual basis, such charge will not exceed 0.90% of the daily net asset value of the separate Account.

A003294P

Fixed Account Value--At any valuation time the value of the Fixed Account is

(a) the total of net premiums allocated to the Fixed Account; plus
(b) any transfers to the Fixed Account; plus
(c) any policy loan account (principal and unpaid interest) credited to the Fixed Account; plus
(d) any repaid policy loan credited to the Fixed Account; plus
(e) interest credited to the Fixed Account;
        less:
(a) the portion of the Monthly Deduction deducted pro-rata from the Fixed
    Account;
(b) the amount of any transfers from the Fixed Account;
(c) the amount of any partial surrender, including the partial surrender charge, taken from the Fixed Account;
(d) the amount of any policy loan taken from the Fixed Account;
(e) unpaid policy loan interest taken from the Fixed Account; and
(f) repaid policy loans deducted from the policy loan account.

Fixed Account Value Reductions--Monthly deductions, transfers and partial surrenders will reduce the portion of the Fixed Account Value which results from the most recent allocation to the Fixed Account. A policy loan will be secured by the portion of the Net Policy Value which results from the most recent allocation to the Fixed Account.

Computation of Values--All policy values and benefits are equal to or greater than those required by the law of the jurisdiction in which this policy is delivered. A detailed statement of the method of computing reserves and Policy Values has been filed with the insurance supervisory official of that jurisdiction.

8. Policy Loans

Policy Loans--The Owner may obtain a loan while this policy is in force during the life of either Insured. The loan, plus any existing indebtedness, may not be greater than the Loan Value of this policy on the date of the loan.

Loan Value--The Loan Value of this policy on any date is equal to 90% of the Cash Surrender Value

Loan Interest--Loans will bear interest at the rate of 5% per year. Loan interest is due and payable at the end of each policy year. If the interest is not paid when due, it will be added to the loan. It will then bear interest at the rate of interest on loans.

Indebtedness--Indebtedness means outstanding loans on this policy plus any loan interest due or accrued. Indebtedness may be repaid in full or in part at any time while this policy is in force during the life of either Insured.

Excess Indebtedness -- This policy is the only security for indebtedness on it. If, at anytime, the indebtedness is greater than the Cash Surrender Value, a notice of pending termination will be mailed to the last known address of the Owner and of any assignee on record. If the excess indebtedness is not paid to the Company, this policy will terminate 61 days after the notice is mailed.

Policy Loan Account--When a loan is made, an amount equal to the amount of the loan will be withdrawn from the assets held under this policy in subaccounts of the Separate Account and in the Fixed Account and the amount will be placed in the Policy Loan Account included within the Fixed Account. Subject to and in accordance with the provisions of this policy withdrawals will be made from the subaccounts and the Fixed Account on a pro-rata basis unless otherwise directed by the Owner. The Policy Loan Account will be credited with interest. The rate of interest will be determined each year by the Company but will not be less than a rate of 4% per year compounded annually. Any repayment of indebtedness will be withdrawn from the Policy Loan Account and reallocated to the subaccounts and the Fixed Account as directed by the Owner. Except for such repayment of indebtedness, no transfers or partial surrenders may be made from the Policy Loan Account.

A003295P

9. Owner and Beneficiary

Owner--The Owner of this policy is as stated in the application unless changed by a subsequent owner designation or assignment. While this policy is in force before the death of the last Insured to die, the Owner may exercise all of the rights in it without the consent of any other person.

Beneficiary--The Beneficiary of each Insured is as stated in the application unless changed by a subsequent beneficiary designation on a form provided by the Company. If no other provision is made, the interest of a Beneficiary who dies before the death of the last Insured to die will pass to the Owner. If no other provision is made, a Beneficiary of the first Insured to die shall have no interest under this policy.

Change of Owner or Beneficiary--The Owner may transfer ownership or change a Beneficiary by filing a written designation at the Home Office on a form provided by the Company. The designation will take effect as of the date it is signed by the Owner, subject to any action taken by the Company prior to the time that the designation is received at the Home Office.

Unless otherwise stated in a designation, the following rules will apply to terms of kinship:

(a) A legally adopted child of any person will be considered the child of the adopting parent.
(b) The brothers and sisters of a person will include those who have only one parent in common with the person, but will not include stepbrothers or stepsisters.
(c) Any reference to children will not include stepchildren and any reference to parents will not include stepparents.

Assignment--The Owner may assign this policy while it is in force during the life of either Insured. The rights of the Owner and of any Beneficiary will be subject to the rights of an assignee under the terms of an assignment. No assignment will bind the Company until the original, or a copy signed by the Owner, on a form provided by the Company, has been filed at the Home Office. The Company is not responsible for the effect or the validity of any assignment.

10. Death and Maturity Benefits

Basic Death Benefit--The Basic Death Benefit prior to the Maturity Date will be as follows:

(a) If the Specified Amount includes the Policy Value, as shown on Page 3, the Basic Death Benefit will be equal to the greater of:

     (1) The Specified Amount; or
     (2) The Policy Value multiplied by the Net Single Premium factor from the table in the Additional Policy Specifications where policy year is determined from the Policy Date;

(b) If the Specified Amount does not include the Policy Value, as shown on Page 3, the Basic Death Benefit will be equal to the greater of:

     (1) The Specified Amount plus the Policy Value; or
     (2) The Policy Value multiplied by the Net Single Premium factor from the table in the Additional Policy Specifications where policy year is determined from the Policy Date.

Amount of Death Benefit--The Death Benefit payable at the death of the last Insured to die while this policy is in force will be equal to the sum of:

(a)  the Basic Death Benefit on the date of the second death;
(b)  any dividend payable at death; and
(c) any benefit provided by a supplemental agreement attached to this policy and payable because of the death of the last Insured to die;

less the sum of:

(a) any indebtedness on this policy at the time of the death of the last Insured to die; and
(b) if the second death occurs during a grace period, the past due Monthly Deductions.

A003296P

Simultaneous Death--If both Insureds die at the same time or if there is insufficient evidence that both Insureds died other than at the same time, one-half of the Death Benefit will be paid to the Beneficiary of each Insured.

Suicide Exclusion--If the second death of an Insured is by suicide within two years from the Date of Issue, the Death Benefit will be limited to the premiums paid less any indebtedness and any partial surrenders.

Notification of Death--If either Insured dies within two years from the Date of Issue, notice and due proof of that death must be provided to the Company within one year or as soon thereafter as is reasonably possible.

Payment of Death Benefit--The Death Benefit will be paid to the Beneficiary in one sum or, if elected, under an income payment option. If part or all of the Death Benefit is paid in one sum, the Company will pay interest on this sum from the date of death to the date of payment. The interest rate will be determined each year by the Company but will not be less than a rate of 3% per year compounded annually, or such higher rate as may be required by law.

Amount of Maturity Benefit--The Maturity Benefit payable if either Insured is living on the Maturity Date and if this policy is then in force will be equal to the Net Policy Value on that date.

Payment of Maturity Benefit--The Maturity Benefit will be paid to the Owner in one sum or, if elected, under an Income Payment Option.

11. Surrender of Policy

Surrender--The Owner may surrender this policy for its Net Cash Surrender Value by filing a written request with the Company. The Net Cash Surrender Value may be taken in one sum or it may be left with the Company under an income payment option. This policy will terminate and cease to be in force if it is surrendered for one sum.

Net Cash Surrender Value--The Net Cash Surrender Value is the Net Policy Value decreased by any surrender charge.

Net Policy Value--The Net Policy Value is the Policy Value decreased by any indebtedness on this policy.

Cash Surrender Value--The Cash Surrender Value is the Policy Value decreased by any surrender charge.

Surrender Charge--The surrender charge is determined by multiplying (a) times the sum of (b) plus (c), where:

(a) is the appropriate surrender factor from the table below in which policy year is determined from the Policy Date;
(b) is 25% of the lesser of:
    (i)  the sum of all premiums paid on this policy; and
    (ii) the maximum surrender charge premium as shown on Page 3; and
(c) is the Per $1,000 Surrender Charge Factor shown on Page 3 multiplied by the initial Specified Amount divided by 1,000.

                     Policy             Surrender
                      Year               Factor

                       1-5                1.00
                        6                  .90
                        7                  .80
                        8                  .70
                        9                  .60
                       10                  .50
                       11                  .40
                       12                  .30
                       13                  .20
                       14                  .10
                  15 and later              0

A003297P
11. Surrender of Policy (Continued)

Partial Surrender--The Owner may make a partial surrender of this policy for any portion of the Net Cash Surrender Value which exceeds $1,000 by filing a written request with the Company. However, no partial surrender may be made for less than $250 and no more than four partial surrenders may be made under this policy in any policy year. No partial surrender may be made in the first five policy years which would reduce the Specified Amount to less than $200,000. A charge of 2% of the amount surrendered, but not more than $25 will be made for each partial surrender. The charge will be deducted from the available Net Cash Surrender Value and will be considered part of the partial surrender.

Any partial surrender will reduce the Policy Value by the amount of the partial surrender. If the Specified Amount includes the Policy Value, the Specified Amount will also be reduced by the amount of the partial surrender.

Partial surrenders will be deducted from the subaccounts and the Fixed Account as directed by the Owner, provided that the minimum amount remaining in a subaccount or the Fixed Account as a result of the allocation is $250. If no allocation is directed, the partial surrender will be deducted from the subaccounts and the Fixed Account on a pro-rata basis.

The surrender charge will not be reduced as a result of a partial surrender.

12. Transfer to Fixed Account

At any time within the first 24 policy months while this policy is in force during the life of either Insured, the Owner may transfer all amounts held in subaccounts of the Separate Account to the Fixed Account without restriction, minimum or charge. Following such transfer, no future premiums may be allocated to subaccounts of the Separate Account and no transfers may be made to the subaccounts.

13 Policy Changes

Right to Make Change--At any time while this policy is in force after the first policy year, the Owner may request changes as set forth in this section. Each change is subject to the conditions stated.

Decrease in Specified Amount--Any decrease in the Specified Amount must be at least $10,000. The Specified Amount may not be decreased to less than $200,000 or such lower minimum as the Company may establish. No decrease in the Specified Amount may be made in the first policy year.

The Surrender Charge will not change as a result of a Decrease in the Specified Amount. No Surrender Charge will be deducted from Policy Value upon a Decrease in the Specified Amount.

Any decrease in the Specified Amount will become effective on the Monthly Anniversary that coincides with or next follows the receipt by the Company of the request.

Change in Specified Amount Option--If the Specified Amount does not include the Policy Value, a request may be made to change this policy so that the Specified Amount includes the Policy Value. The Specified Amount after the change will be equal to the Specified Amount before the change plus the Policy Value on the date of the change. The effective date of the change will be the Monthly Anniversary that coincides with or next follows the date of receipt by the Company of the request to make the change.

If the Specified Amount includes the Policy Value, a request may be made to change this policy so that the Specified Amount does not include the Policy Value. The Specified Amount after the change will be equal to the Specified Amount before the change less the Policy Value on the date of the change. Evidence of insurability satisfactory to the Company may be required. Such evidence will be attached to and made a part of the policy. The effective date of the change will be the Monthly Anniversary that coincides with or next follows the date of receipt by the Company of the request to make the change. No more than one change in the Specified Amount option may be made in any policy year.

Change of Plan--The Owner may make a request to the Company to change this policy to another plan of insurance. Any such change will be subject to the consent of the Company and must comply with the Company's rules.

A003298P
14. General Provisions

The Contract--This policy and the applications for it constitute the entire contract. Copies of such applications are attached to this policy. Only the President, a Vice President, the Secretary, an Actuary or an Associate Actuary may, on behalf of the Company, modify this policy or waive any of its conditions. No agent is authorized to modify this contract or to make any promise as to the future payment of dividends or interest.

Participation -- This policy will participate in divisible surplus while it is in force except as stated in the Income Payment Options Section. The share of such surplus, if any, to be apportioned to this policy as a dividend will be determined each year by the Company. Any dividend will be allocated to subaccounts of the Separate Account as directed by the Owner, unless the Owner elects to have it paid in cash. No divisible surplus is expected to be apportioned to this policy in the foreseeable future.

Incontestability--All statements made in any application for this policy are representations and not warranties. No statement will void this policy or be used to contest a claim under it unless the statement is contained in a written application, a copy of which is attached to and made a part of this policy.

This policy will be incontestable after it has been in force during the life of either Insured for two years from the Date of Issue. Any increase in the Death Benefit will be incontestable with respect to statements made in the evidence of insurability for change in the Specified Amount Option after the increase has been in force during the life of either Insured for two years from its effective date.

This policy will be incontestable with respect to statements made in an application for reinstatement after it has been in force during the life of either Insured for two years from the effective date of the reinstatement.

Duration of Coverage--The duration of coverage under this policy will depend on the amount, timing and frequency of premium payments; changes in the Specified Amount or benefits; the interest rates credited or investment return; the cost of insurance rates charged; and the amount and timing of any partial surrenders or policy loans.

Policy Date--The Policy Date shown on Page 3 is the date from which policy years, months and anniversaries are determined.

Monthly Anniversary--The Monthly Anniversary is the day in each calendar month which is the same day of the month as the Policy Date.

Age--The ages shown on Page 3 are the insurance ages of each Insured. This is the age of each Insured on the birthday nearest the Policy Date. Attained ages means the insurance ages of the Insureds increased by the number of whole years and months after the Policy Date.

Misstatement of Age or Sex--If the age or the sex of either Insured has been misstated, the Death Benefit under this policy will be the amount which would have been provided by the most recent Cost of Insurance charge at the correct ages and sexes.

Policy Payments--All payments by the Company under this policy are payable from the Home Office. The Company may require the return of this policy upon surrender for the Net Cash Surrender Value or payment of the Death Benefit.

Deferment of Transactions--The Company may defer payment from the subaccounts of a partial surrender or of the Net Cash Surrender Value, may defer making a loan, may defer payment of any portion of the Death Benefit in excess of the Specified Amount and may defer transfer from assets held in subaccounts of the Separate Account under any of the following conditions:

(a) The New York Stock Exchange is closed (other than customary weekend and holiday closings).
(b) Trading on the New York Stock Exchange is restricted.
(c) An emergency exists such that it is not reasonably practical to dispose of securities held in the Separate Account or to determine the value of its assets.

Conditions in (b) and (c) will be decided by, or in accordance with the rules of, the Securities and Exchange Commission.

The Company may defer payment from the Fixed Account of a partial surrender, of the Net Cash Surrender Value, or of a policy loan for up to six months

A003299P
14. General Provisions (Continued)

from the date the Company receives a written request. However, a partial surrender or policy loan to pay a premium due on a policy of the Company will not be deferred. If a payment is deferred for 10 days or more, it will bear interest at a rate not less than 3% per year compounded annually while it is deferred, or such higher rate as may be required by law.

Annual Report--Each year a report will be sent to the Owner which shows the current policy values, premiums paid and deductions made since the last report, any outstanding policy loans, and any other information required by the Superintendent of Insurance.

Projection of Benefits and Values--Upon request, the Company will provide a projection of illustrative future Death Benefits and Policy Values. The request for a projection must be made in writing by the Owner. The Company may charge a fee for this service. Such fee will not exceed $25.

15. Income Payment Options

Election of Income Payment Option--An income payment option may be elected in place of a one sum payment of any amount payable upon the death of the last Insured to die or upon surrender.

The Owner may elect an income payment option or change a previous election while this policy is in force during the life of either Insured. If no election is in effect on the date that the Death Benefit becomes payable, the person entitled to such benefit may elect an income payment option. The option must be elected before any payment has been made and within one year after the date on which the benefit becomes payable.

The amount applied under an income payment option must be at least $5,000. No election may provide for income payments of less than $50 each.

Option 1--Interest Income--The Company will hold the amount applied at interest. Interest will be paid monthly, quarterly, semiannually or annually.

Option 2--Income for a Fixed Period--The Company will pay the amount applied, with interest, in equal monthly payments for a fixed period. The fixed period may not be greater than 30 years.

Option 3--Income of a Fixed Amount--The Company will make payments of a fixed amount until the total amount applied, with interest, has been paid. The payments may be made monthly, quarterly, semiannually or annually. The final payment may be less than the fixed amount. The total of the payments to be made each year must be at least $75 for each $1,000 applied.

Option 4--Life Income--The Company will pay equal monthly payments during the life of the option annuitant.

Option 5--Life Income with Guaranteed Period--The Company will pay equal monthly payments for a stated guaranteed period and thereafter during the life of the option annuitant. The guaranteed period may be 5 years, 10 years or 20 years. In the event that the monthly income at any age is the same for different guaranteed periods, the longest guaranteed period which could have been elected for the same monthly income at that age will be deemed to have been elected.

Option 6--Life Income with Refund Period--The Company will pay equal monthly payments during the life of the option annuitant. If necessary, the payments will continue after the death of the option annuitant until the total of all payments made, including a smaller final payment, if required, equals the total amount applied.

Option 7--Joint and Survivor Life Income--The Company will pay equal monthly payments during the joint life of two option annuitants and thereafter during the life of the survivor.

Income Amount--Participation--The income under Options 1 and 2 will be based on interest at a rate of 3% per year compounded annually. The unpaid balance of the amount applied under Option 3 will be credited with interest at a rate of 3% per year compounded annually. Options 1, 2 and 3 will participate in divisible surplus by the payment or crediting of additional interest in such amount, if any, as determined each year by the Company. Additional interest will increase the income payments under Options 1 and 2. Additional interest will lengthen the period during which payments are made under Option 3.

The monthly income under Options 4, 5, 6 and 7 will equal 103% of the monthly income under a comparable single premium nonparticipating annuity available from the Company at the time that the income payments are to begin. In no event will the monthly income under these life income options be less than the income stated in the Income Payment Option Tables. Options 4, 5, 6 and 7 will not participate in divisible surplus.

A003196P

15. Income Payment Options
(Continued)

Income Period--The income period under an option will begin on the date of the death of the last Insured to die or the date of surrender. Income payments under Options 1and 3 will be made at the end of the payment interval. Income payments under Options 2, 4, 5, 6 and 7 will be made at the beginning of the payment interval.

Option Annuitant--Option annuitant means a natural person on whose life the income payments under Options 4, 5, 6 and 7 are based. The Company may require proof of the age and of the continued life of an option annuitant. If the age or the sex of an option annuitant has been misstated, an appropriate adjustment will be made in the income payments.

Withdrawal Privilege--Unless the election states otherwise, the payee under an income payment option may:

(a) before any income payment has been made, withdraw the amount applied under the option; or
(b) withdraw the present value of the income payments to become due during any fixed, guaranteed or refund period; or
(c) withdraw the balance held under Option 1 or 3 plus any accrued interest.

There will be no right to withdraw the present value of the income payments falling due after the guaranteed or refund period under Options 5 and 6. There will be no right to withdraw the present value of any income payments under Options 4 and 7.

The Company may defer the payment of the amount withdrawn for up to six months from the date of a withdrawal request.

Present Value--The present value of the income payments under Option 2 will be based on interest at a rate of 3% per year compounded annually. The present value of the remaining income payments during a guaranteed or refund period under a life income option will be based on interest at a rate set by the Company at the time income payments are to begin.

Death of Payee--Upon the death of the payee under an income payment option, the Company will pay the following to the payee's executors or administrators unless stated otherwise in an election consented to by the Company:

(a) the balance of the amount held under Option 1 or 3 plus any accrued interest; or
(b) the present value of the income payments to become due during the fixed period under Option 2; or
(c) if the option annuitant under Option 5 or 6 has died, the present value of the income payments, if any, to become due during the guaranteed or refund period; or
(d) if any option annuitant under Option 4, 5, 6 or 7 is living, any income payments as they become due during the option annuitant's life plus, upon the death of the option annuitant under Option 5 or 6, the present value of the income payments, if any, to become due during the guaranteed or refund period.

Assignment--Creditors--The amount applied under an income payment option and the payments under the option may not be assigned and to the extent permitted by law, will not be available to anyone who has a claim against the payee.

16. Income Payment Option Table
A003197P
Amount of income provided by each $1,000 applied under an income payment option

Option 1--Interest Income                               Option 2--Income for Fixed Period of Years

                                                                 Monthly                      Monthly                     Monthly
      Payment Interval       Amount                  Years       Income           Years       Income          Years       Income
                                                         1       $84.47              11        $8.86             21        $5.32
      Annually               $30.00                      2        42.86              12         8.24             22         5.15
                                                         3        28.99              13         7.71             23         4.99
      Semiannually            14.89                      4        22.06              14         7.26             24         4.84
                                                         5        17.91              15         6.87             25         4.71
      Quarterly                7.42                      6        15.14              16         6.53             26         4.59
                                                         7        13.16              17         6.23             27         4.47
      Monthly                  2.47                      8        11.68              18         5.96             28         4.37
                                                         9        10.53              19         5.73             29         4.27
                                                        10         9.61              20         5.51             30         4.18

Options 4, 5 and 6--Monthly Life Income
The amount of income will be based on the age of the option annuitant on the birthday nearest the date of the first payment.

____________________________________________________________________________________________________________________________________
         Option 4               Option 5              Option 6               Option 4              Option 5                Option 6
Age of                                                             Age of
Option               20 Year     10 Year     5 Year     with       Option                20 Year    10 Year     5 Year       with
Annui-     Life    Guaranteed  Guaranteed  Guaranteed  Refund       Annui-    Life     Guaranteed Guaranteed  Guaranteed    Refund
 tant     Income     Period      Period      Period    Period       tant     Income      Period     Period      Period      Period
       Male Female Male Female Male Female Male Female Male Female       Male Female Male Female Male Female Male Female Male Female
15 and
 under $3.00 $2.90 $2.97 $2.87 $2.98$2.88 $2.99 $2.89 $2.96 $2.86   50   $4.48 $4.03 $4.24 $3.93 $4.43 $4.01 $4.47$4.02 $4.25 $3.91
  16    3.01  2.91  2.98  2.88  2.99 2.89  3.00  2.90  2.97  2.87   51    4.57  4.11 4.30   3.99  4.51  4.08  4.56 4.09  4.33  3.97
  17    3.03  2.92  3.00  2.89  3.01 2.90  3.02  2.91  2.99  2.88   52    4.67  4.19 4.37   4.05  4.60  4.15  4.65 4.17  4.40  4.04
  18    3.05  2.94  3.02  2.91  3.03 2.92  3.04  2.93  3.01  2.90   53    4.78  4.27 4.43   4.11  4.70  4.22  4.76 4.24  4.48  4.10
  19    3.07  2.96  3.04  2.93  3.05 2.94  3.06  2.95  3.03  2.92   54    4.89  4.35 4.49   4.17  4.80  4.30  4.87 4.33  4.56  4.17

  20    3.09  2.97  3.06  2.94  3.07 2.95  3.08  2.96  3.05  2.93   55    5.01  4.44 4.56   4.23  4.90  4.38  4.98 4.41  4.65  4.24
  21    3.12  2.99  3.09  2.96  3.10 2.97  3.11  2.98  3.08  2.95   56    5.14  4.53 4.62   4.30  5.01  4.47  5.10 4.50  4.74  4.31
  22    3.14  3.01  3.11  2.98  3.12 2.99  3.13  3.00  3.10  2.97   57    5.28  4.63 4.69   4.36  5.13  4.56  5.23 4.60  4.84  4.39
  23    3.16  3.03  3.13  3.00  3.14 3.01  3.15  3.02  3.12  2.99   58    5.42  4.74 4.75   4.43  5.25  4.66  5.37 4.71  4.94  4.48
  24    3.19  3.05  3.16  3.02  3.17 3.03  3.18  3.04  3.15  3.01   59    5.57  4.86 4.81   4.50  5.37  4.76  5.51 4.82  5.04  4.56
  25    3.21  3.07  3.18  3.04  3.19 3.05  3.20  3.06  3.17  3.03   60    5.73  4.98 4.88   4.57  5.50  4.87  5.67 4.93  5.15  4.66
  26    3.24  3.09  3.21  3.06  3.22 3.07  3.23  3.08  3.20  3.05   61    5.90  5.11 4.94   4.64  5.64  4.98  5.83 5.06  5.26  4.75
  27    3.27  3.11  3.24  3.08  3.25 3.09  3.26  3.10  3.23  3.07   62    6.07  5.25 4.99   4.72  5.78  5.10  6.00 5.19  5.38  4.85
  28    3.30  3.14  3.27  3.11  3.28 3.12  3.29  3.13  3.25  3.10   63    6.26  5.39 5.05   4.79  5.93  5.23  6.18 5.33  5.51  4.96
  29    3.33  3.16  3.30  3.13  3.31 3.14  3.32  3.15  3.28  3.12   64    6.45  5.55 5.10   4.86  6.09  5.36  6.37 5.48  5.64  5.08

  30    3.36  3.18  3.33  3.15  3.34 3.16  3.35  3.17  3.31  3.14   65    6.65  5.71 5.15   4.92  6.25  5.50  6.56 5.64  5.78  5.20
  31    3.40  3.21  3.36  3.18  3.38 3.19  3.39  3.20  3.34  3.17   66    6.86  5.89 5.20   4.99  6.41  5.65  6.77 5.81  5.92  5.32
  32    3.43  3.24  3.39  3.21  3.41 3.22  3.42  3.23  3.37  3.20   67    7.09  6.08 5.24   5.05  6.56  5.80  6.99 6.00  6.07  5.46
  33    3.47  3.27  3.43  3.24  3.45 3.25  3.46  3.26  3.41  3.23   68    7.32  6.27 5.25   5.11  6.71  5.96  7.22 6.19  6.23  5.60
  34    3.51  3.30  3.46  3.27  3.49 3.28  3.50  3.29  3.44  3.26   69    7.57  6.49 5.25   5.17  6.87  6.13  7.46 6.40  6.40  5.75
  35    3.55  3.33  3.50  3.30  3.53 3.31  3.54  3.32  3.48  3.29   70    7.83  6.71 5.25   5.22  7.03  6.30  7.72 6.62  6.57  5.91
  36    3.59  3.36  3.54  3.33  3.57 3.34  3.58  3.35  3.52  3.32   71    8.14  6.95 5.25   5.25  7.20  6.48  7.98 6.85  6.76  6.07
  37    3.64  3.40  3.58  3.36  3.62 3.38  3.63  3.39  3.56  3.35   72    8.47  7.20 5.25   5.25  7.37  6.66  8.26 7.10  6.95  6.25
  38    3.68  3.43  3.62  3.40  3.66 3.41  3.67  3.42  3.60  3.38   73    8.83  7.47 5.25   5.25  7.54  6.85  8.56 7.36  7.16  6.44
  39    3.73  3.47  3.66  3.43  3.71 3.45  3.72  3.46  3.64  3.42   74    9.20  7.76 5.25   5.25  7.71  7.05  8.86 7.65  7.37  6.64

  40    3.78  3.51  3.71  3.47  3.76 3.49  3.77  3.50  3.68  3.45   75    9.61  8.06 5.25   5.25  7.87  7.25  9.18 7.95  7.60  6.87
  41    3.84  3.55  3.75  3.51  3.82 3.53  3.83  3.54  3.73  3.49   76   10.03  8.43 5.25   5.25  8.03  7.44  9.51 8.27  7.83  7.08
  42    3.90  3.59  3.80  3.55  3.87 3.57  3.89  3.58  3.78  3.53   77   10.49  8.84 5.25   5.25  8.19  7.64  9.85 8.61  8.08  7.32
  43    3.96  3.64  3.85  3.59  3.93 3.62  3.95  3.63  3.83  3.57   78   10.98  9.28 5.25   5.25  8.34  7.84 10.21 8.97  8.35  7.58
  44    4.02  3.69  3.90  3.63  3.99 3.67  4.01  3.68  3.88  3.61   79   11.51  9.75 5.25   5.25  8.49  8.04 10.58 9.35  8.62  7.85
  45    4.09  3.74  3.96  3.68  4.05 3.72  4.08  3.73  3.94  3.66 80 and 12.07 10.27 5.25   5.25  8.62  8.23 10.95 9.75  8.92  8.15
  46    4.16  3.79  4.01  3.72  4.12 3.77  4.15  3.78  4.00  3.70  over
  47    4.23  3.85  4.07  3.77  4.19 3.83  4.22  3.84  4.06  3.75
  48    4.31  3.91  4.12  3.82  4.27 3.88  4.30  3.90  4.11  3.80
  49    4.39  3.97  4.18  3.88  4.34 3.94  4.38  3.96  4.19  3.86

Option 7--Joint and Survivor Monthly Life Income
The amount of income will be based on the ages of the option annuitants on their respective birthdays nearest the date of the first payment. The table shows income for certain ages for one male and one female option annuitant. The amount is shown under the age of the male and opposite the age of the female. Amounts of income for other combinations of ages or for option annuitants of the same sex will be furnished upon request.


 Age of Female    Age of Male Option Annuitant
Option Annuitant    45           50           55            60            62           65           70           75            80
____________________________________________________________________________________________________________________________________
       45         $3.40        $3.48        $3.54         $3.60         $3.62        $3.64         $3.67        $3.70         $3.71
       50          3.52         3.64         3.74          3.82          3.85         3.89          3.94         3.97          3.99
       55          3.65         3.80         3.95          4.08          4.13         4.19          4.27         4.33          4.38
       60          3.76         3.96         4.17          4.37          4.44         4.54          4.68         4.79          4.86
       62          3.80         4.02         4.26          4.49          4.57         4.69          4.86         5.00          5.09
       65          3.85         4.11         4.38          4.67          4.77         4.93          5.15         5.34          5.48
       70          3.93         4.22         4.57          4.95          5.10         5.32          5.68         6.00          6.25
       75          3.99         4.31         4.72          5.19          5.39         5.70          6.21         6.74          7.18
       80          4.03         4.38         4.84          5.39          5.64         6.03          6.75         7.55          8.32
____________________________________________________________________________________________________________________________________

Additional Policy Specifications







FLEXIBLE PERIOD-SINGLE LIFE-SUPPLEMENTAL TERM INSURANCE AGREEMENT (SLTI-94)



INSURED: HANNAH PENN                                         SPECIFIED AMOUNT
AGE 35 FEMALE                                                    $200,000

EFFECTIVE DATE   05/01/95                                       RATE CLASS
TERMINATION DATE 05/01/2060                                       SMOKER










POLICY NUMBER 0 000 0000
                         LAST SURVIVOR FLEXIBLE PREMIUM ADJUSTABLE VARIABLE LIFE

Additional Policy Specifications

TABLE OF GUARANTEED COST OF INSURANCE RATES PER $1,000

  POLICY                  BASE                 STI                    FLEX-PER
  YEAR                    RATE                 RATE                   STI RATES
                                                                      FEMALE
     1               $   0.00042           $   0.00042                 0.1616
     2                   0.00139               0.00139                 0.1741
     3                   0.00261               0.00261                 0.1900
     4                   0.00413               0.00413                 0.2075
     5                   0.00604               0.00604                 0.2275

     6                   0.00844               0.00844                 0.2500
     7                   0.01153               0.01153                 0.2775
     8                   0.01521               0.01521                 0.3034
     9                   0.01971               0.01971                 0.3301
    1O                   0.02504               0.02504                 0.3567

    11                   0.03143               0.03143                 0.3843
    12                   0.03885               0.03885                 0.4126
    13                   0.04759               0.04759                 0.4426
    14                   0.05768               0.05768                 0.4735
    15                   0.06958               0.06958                 0.5069

    16                   0.08329               0.08329                 0.5452
    17                   0.09990               0.09990                 0.5836
    18                   0.11928               0.11928                 0.6270
    19                   0.14265               0.14265                 0.6779
    20                   0.16989               0.16989                 0.7296

    21                   0.20124               0.20124                 0.7839
    22                   0.23692               0.23692                 0.8382
    23                   0.27638               0.27638                 0.8889
    24                   0.31993               0.31993                 0.9383
    25                   0.36812               0.36812                 0.9884

    26                   0.42300               0.42300                 1.0435
    27                   0.48804               0.48804                 1.1145
    28                   0.56484               0.56484                 1.2006
    29                   0.65925               0.65925                 1.3167
    30                   0.76911               0.76911                 1.4462

    31                   0.89631               0.89631                 1.5916
    32                   1.03565               1.03565                 1.7355
    33                   1.18983               1.18983                 1.8852
    34                   1.35141               1.35141                 2.0207
    35                   1.53209               1.53209                 2.1730

POLICY NUMBER  0 000 0000
LAST SURVIVOR FLEXIBLE PREMIUM ADJUSTABLE VARIABLE LIFE INSURANCE POLICY
William Penn                        Hannah Penn
AGE 35 - MALE                       AGE 35 - FEMALE

                                                                        Page 18A

Additional Policy Specifications

TABLE OF GUARANTEED COST OF INSURANCE RATES PER $1,000

  POLICY                  BASE                 STI                     FLEX-PER
  YEAR                    RATE                 RATE                    STI RATES
                                                                       FEMALE

    36               $   1.73266           $   1.73266                  2.3346
    37                   1.97057               1.97057                  2.5439
    38                   2.25402               2.25402                  2.8036
    39                   2.59097               2.59097                  3.1205
    40                   2.98177               2.98177                  3.4904

    41                   3.42691               3.42691                  3.9018
    42                   3.91486               3.91486                  4.3454
    43                   4.43743               4.43743                  4.8113
    44                   4.98902               4.98902                  5.2970
    45                   5.58064               5.58064                  5.8178

    46                   6.23132               6.23132                  6.3956
    47                   6.95750               6.95750                  7.0493
    48                   7.77730               7.77730                  7.7969
    49                   8.69927               8.69927                  8.6466
    50                   9.74909               9.74909                  9.6463

    51                  10.81783              10.81783                 10.6471
    52                  11.98972              11.98972                 11.7864
    53                  13.13376              13.13376                 12.8864
    54                  14.40708              14.40708                 14.1327
    55                  15.63370              15.63370                 15.3203

    56                  16.99635              16.99635                 16.6915
    57                  18.43512              18.43512                 18.1571
    58                  19.99434              19.99434                 19.7612
    59                  21.79275              21.79275                 21.5852
    60                  24.00938              24.00938                 23.8305

    61                  27.26542              27.26542                 27.1615
    62                  32.39183              32.39183                 32.3237
    63                  41.24693              41.24693                 41.2120
    64                  41.66666              41.66666                 41.6666
    65                  41.66666              41.66666                 41.6666

POLICY NUMBER  0 000 0000
LAST SURVIVOR FLEXIBLE PREMIUM ADJUSTABLE VARIABLE LIFE INSURANCE POLICY
William Penn                        Hannah Penn
AGE 35 - MALE                       AGE 35 - FEMALE

                                                                        Page 18B

Additional Policy Specifications
TABLE OF NET SINGLE PREMIUM FACTORS

  POLICY       ATTAINED       NSP              POLICY       ATTAINED       NSP
  YEAR           AGE        FACTOR             YEAR           AGE        FACTOR

    1            35         5.6357              33             67        1.7803
    2            36         5.4191              34             68        1.7303
    3            37         5.2110              35             69        1.6828
    4            38         5.0112
    5            39         4.8194              36             70        1.6378
                                                37             71        1.5950
    6            40         4.6353              38             72        1.5545
    7            41         4.4586              39             73        1.5164
    8            42         4.2891              40             74        1.4807
    9            43         4.1266
   10            44         3.9707              41             75        1.4474
                                                42             76        1.4165
   11            45         3.8213              43             77        1.3878
   12            46         3.6781              44             78        1.3611
   13            47         3.5410              45             79        1.3620
   14            48         3.4096
   15            49         3.2838              46             80        1.3127
                                                47             81        1.2908
   16            50         3.1633              48             82        1.2702
   17            51         3.0480              49             83        1.2511
   18            52         2.9378              50             84        1.2334
   19            53         2.8324
   20            54         2.7318              51             85        1.2172
                                                52             86        1.2023
   21            55         2.6357              53             87        1.1885
   22            56         2.5441              54             88        1.1755
   23            57         2.4566              55             89        1.1633
   24            58         2.3732
   25            59         2.2936              56             90        1.1514
                                                57             91        1.1398
   26            60         2.2176              58             92        1.1283
   27            61         2.1451              59             93        1.1165
   28            62         2.0760              60             94        1.1042
   29            63         2.0103
   30            64         1.9480              61             95        1.0912
                                                62             96        1.0777
   31            65         1.8889              63             97        1.0643
   32            66         1.8331              64             98        1.0520
                                                65             99        1.0321

                                                                        Page 18C

Additional Policy Specifications

Eligible Mutual Funds
---------------------


                             Penn Series Funds, Inc.
Independence Capital (ICMI)                         Vontobel USA
   Money Market                                         International Equity
   Quality Bond
   Growth Equity                                    T. Rowe Price
                                                        High Yield Bond
Quest for Value Advisors                                Flexibly Managed
   Value Equity
   Small Capitalization




TCI Portfolios, Inc.              Neuberger & Berman Advisers Management Trust
      Twentieth Century                Neuberger & Berman
      (Investors Research)                     Limited Maturity Bond Portfolio
         TCI Growth Portfolio                  Balanced Portfolio


Variable Insurance Product Funds  Variable Insurance Product Funds II
      Fidelity Management              Fidelity Management
         Equity Income                         Asset Manager
         Growth



      Eligible Fixed Interest Option
      ------------------------------

      Penn Mutual General Account

                                                                        Page 18D

A001318B
To obtain any of the benefits under this policy, write to Penn Mutual at its Home Office or to its nearest agent.

Please notify Penn Mutual promptly of any change in address.

Annual Election - Penn Mutual is a mutual life insurance company. It has no stockholders. The Owner of this policy is a member of Penn Mutual while this policy is in force during the life of either Insured and before surrender of this policy.Members have the right to vote in person or by proxy at the annual election of Trustees held at the Home Office,Independence Square, Philadelphia, Pennsylvania, on the first Tuesday of March. If more information is desired, it may be obtained from the Secretary.








                              Last Survivor
                              Flexible Premium Adjustable
                              Variable Life Insurance Policy
                              o Death Benefit payable at second death prior to Maturity Date
                              o  Adjustable Death Benefit
                              o  Maturity Benefit Payable on Maturity Date
                              o  Variable Policy Value
                              o Flexible premiums payable until maturity date
                              o  Participating

The Penn Mutual Life Insurance Company, Independence Square, Philadelphia, Pennsylvania 19172

VALJ-94(S)(NY)

                              o  Supplemental benefits, if any, listed on Page 3